UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2005

IOMEGA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12333 (Commission File Number)	86-0385884 (IRS Employer Identification No.)

10955 Vista Sorrento Parkway, San Diego, CA (Address of Principal Executive Offices)	92130 (Zip Code)

(858) 314-7000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act
      (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act
      (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.05. Costs Associated with Exit or Disposal Activities

On July 26, 2005 Iomega Corporation announced and began implementing restructuring actions with the objective to streamline its business strategy, align its expenses with expected revenues and return the Company to profitability. The restructuring actions were required due to the Company’s recent operating losses, declining revenues and declining gross margin dollars. The restructuring actions include an approximate 30% workforce reduction (120 employees), consolidation of facilities, consolidation of internal business systems, bringing in-house work that is currently outsourced and a more focused approach to marketing spending. The headcount reductions were across all regions, functions and levels of the Company. Approximately 29 temporary employees or contractors were also affected. The Company intends to focus its ongoing resources on hard drive-based product solutions (including REV™, HDD and NSS drives) for consumer and small business markets and will also continue to manage the Zip products business for cash flow.

These activities are anticipated to be completed during the second half of 2005 and are expected to result in restructuring charges ranging from $7 million to $10 million, of which between $6 million to $9 million are anticipated to be cash charges. The majority of these restructuring charges will be recorded in the third quarter of 2005.

The anticipated restructuring charges include:

  $3 million to $4 million for severance and benefits,
  $3 million to $4 million for contract termination and related costs to exit facilities and
  $1 million to $2 million for termination of contractual obligations.

In addition, the Company anticipates recording non-restructuring charges of $1 million to $3 million, primarily in the second half of 2005, associated with product line and information system transitions to further streamline the business and reduce future operating costs. Substantially all of the non-restructuring charges are expected to be cash charges.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits. The exhibit listed on the Exhibit Index is filed as a part of this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 29, 2005	IOMEGA CORPORATION (Registrant) By: /s/ Thomas Liguori Thomas Liguori Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No. 99.4	Description Press Release issued on July 26, 2005 announcing Iomega Corporation’s 2005 restructuring actions and entitled, “Iomega Reports Restructuring Actions”.